EXHIBIT 99.1

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

CROWN COMPLETES SALE OF ITS

PLASTIC CLOSURES BUSINESS

Philadelphia, PA – October 12, 2005. --   Crown Holdings, Inc. (NYSE: CCK), today announced that it has completed the previously announced sale of its Global Plastic Closures business to an affiliate of PAI partners, a European private equity firm, for an aggregate purchase price of approximately US $750 million, which includes the assumption of certain liabilities.

Net cash proceeds from the sale were approximately US $690 million, which is subject to final working capital, net debt and certain other adjustments. Crown expects to use the net proceeds of the sale for general corporate purposes including the repayment of debt.

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, all other information in this press release consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors that may cause actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release to differ include that the final purchase price and net cash proceeds are subject to post-closing adjustment, and the use of net proceeds. Other important factors are discussed under the caption “Forward-Looking Statements” in the Company’s Form 10-K Annual Report for the year ended December 31, 2004 and in subsequent filings made prior to or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc., through its affiliated companies, is a leading supplier of packaging products to consumer marketing companies around the world. World headquarters are located in Philadelphia, Pennsylvania.

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For more information, contact:
Timothy J. Donahue, Senior Vice President — Finance, (215) 698-5088, or
Edward Bisno, Bisno Communications, (917) 881-5441.